Exhibit 99.1
Contacts:
At The Company:
Robert McNally
678.384.7220 or rmcnally@geovax.com
At Financial Relations Board:
Leslie Loyet
Investor Relations
312.640.6672 or lloyet@mww.com
Nikki Snodgrass
Media Relations
312.640.6732 or nsnodgrass@mww.com
FOR IMMEDIATE RELEASE
FRIDAY, NOVEMBER 6, 2009
GEOVAX LABS, INC. PROVIDES
THIRD QUARTER 2009 FINANCIAL RESULTS
AND OPERATIONAL UPDATE
ATLANTA, November 6, 2009 — GeoVax Labs, Inc. (OTCBB: GOVX) (“GeoVax” or “the Company”), an Atlanta-based, biopharmaceutical company developing human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents, today announced its third quarter 2009 financial results and provided an operational update.
Robert McNally, Ph.D., President and Chief Executive Officer commented, “We are pleased with our progress during the third quarter of 2009 on several fronts. Enrollment for our Phase 2a preventative trial being conducted by the HVTN is proceeding according to plan. We are looking forward to a pre-IND meeting with the FDA later this year to discuss our plans for a Phase 1 therapeutic trial in early 2010. With a modest cash burn rate, continuing support from the HVTN, our IPCAVD grant from the NIH and with our common stock purchase agreement with Fusion Capital in place, our finances are in order to take us into 2011. As we move forward, we believe we will be in a strong position to seek additional government and private support for advancing both our preventative and therapeutic vaccines through Phase 2b and Phase 3 clinical trials.”
“These are exciting times for GeoVax and everyone involved in HIV/AIDS vaccine development,” Dr. McNally continued. “The recently announced success of a Thailand-based Phase 3 trial for an HIV/AIDS vaccine candidate owned by Sanofi-Aventis and Global Solutions for Infectious Diseases is encouraging to us all and has brought renewed interest to the field. At GeoVax, we have always been confident in our ability to develop an effective vaccine and this recent news has shown that a vaccine is indeed possible.”
Review of Financial Results
The Company recorded a net loss of $230,815 for the three months ended September 30, 2009, compared to $722,108 for the same period in 2008. For the nine months ended September 30, 2009, the Company’s net loss was $2,440,977 as compared to $2,688,970 in 2008. Net losses for all periods were partially offset by revenues related to the Company’s grant from the National Institutes of Health (NIH) in support of its
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HIV/AIDS vaccine development activities. Grant revenues were $1,808,551 and $3,271,506 for the three and nine month periods ending September 30, 2009, respectively, as compared to $1,322,502 and $2,298,571 for the same periods in 2008. As of September 30, 2009, the Company reported cash balances totaling $3,416,692.
Recent Highlights:
•	Effective November 3, 2009, the Company has relocated its corporate headquarters and laboratory operations from the Emtech Bio incubator facility located on the Emory University campus in Atlanta, Georgia to 1900 Lake Park Drive, Suite 380, Smyrna, Georgia, 30080 (metropolitan Atlanta). The move provides additional space for GeoVax’s current activities, as well as space to accommodate planned expansion.
•	On October 19 — 22, 2009, Harriet Robinson, Ph.D., GeoVax’s Chief Scientific Officer, attended the AIDS Vaccine 2009 meeting in Paris. This annual meeting is the largest scientific meeting each year devoted to HIV/AIDS vaccines. Dr. Robinson presented a late breaking poster “Comparison of the immunogenicity in humans and rhesus macaques of vaccines consisting of DNA priming and MVA boosting and MVA priming and boosting.” Next year, the meeting will be hosted in Atlanta, Georgia where Dr. Robinson will be one of the four local co-organizers.
•	On October 15, 2009, GeoVax and Formatech, Inc. announced that GeoVax will be the first recipient of an award under Formatech’s “Fillanthropy” program. Under this program, Formatech will donate the services required to aseptically fill and finish one lot of the vaccine for use in support of GeoVax’s HIV/AIDS vaccine clinical trials.
•	In September 2009, GeoVax announced that it had requested a pre-Investigational New Drug (IND) meeting with the U.S. Food and Drug Administration (FDA) to discuss a proposed IND for GeoVax’s therapeutic vaccine as a treatment for individuals infected with the HIV virus. A new IND with the FDA is required since this will be the first time the GeoVax vaccine will be used for a therapeutic application. The protocol for the Phase 1 clinical trial, conceived with collaboration from ARCA (AIDS Research Consortium of Atlanta), has specific objectives to optimize safety while evaluating the ability for the vaccine to elicit protective immune responses in vaccinated participants. The proposed trial is based on the achievement of excellent post vaccine viral control in animal trials conducted in recently infected non-human primates at the Yerkes National Primate Research Center, affiliated with Emory University. Assuming a positive outcome from the FDA, the Company expects that the Phase 1 therapeutic trial could begin as early as during the first quarter of 2010. In order to facilitate an understanding of the IND process by GeoVax’s shareholders, the Company has prepared a graphical representation of the process, which is available on the Company’s website at www.geovax.com.
•	GeoVax’s Phase 2a clinical trial for the preventative version of its HIV/AIDS vaccine is ongoing and patient enrollment is proceeding to the Company’s satisfaction. This trial, designated as HVTN 205, is being conducted by the HIV Vaccine Trials Network (HVTN). The HVTN, funded and supported by the National Institutes of Allergy and Infectious Disease (NIAID), is the largest worldwide clinical trials network dedicated to the development and testing of HIV/AIDS vaccines. When fully enrolled there will be a total of 225 volunteers (150 vaccine recipients and 75 placebo recipients). The trial is being conducted at 13 HVTN trial sites: 11 in North America and two in South America.
•	On September 24, 2009, highly encouraging results of the Phase 3 trial in Thailand for an HIV/AIDS vaccine candidate owned by Sanofi-Aventis and Global Solutions for Infectious Diseases were
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publicly announced. This trial tested four priming injections of a recombinant canarypox prime (ALVAC-HIV) followed by two booster injections of a protein subunit boost (AIDSVAX B/E) and showed a strong trend for the prevention of acquisition of HIV/AIDS. As such, it was the first demonstration in humans that a vaccine can prevent HIV/AIDS infections. The results of the Thai trial emphasizes the importance of human clinical trials in testing HIV/AIDS vaccines and paves the way for more advanced testing of the GeoVax vaccines. “There could not have been a more important result for the advancement of the GeoVax vaccine,” said Dr. Robinson, “It is a very favorable and exciting time for a vaccine with the characteristics of our vaccine to move forward.”
•	On September 10, 2009, Dr. McNally presented a company overview at the Rodman & Renshaw 11th Annual Healthcare Conference in New York. An archived replay of the presentation is available on the Company’s site through December 10, 2009. Dr. McNally presented an overview of GeoVax’s vaccine technology and reported the latest progress on the Company’s Phase 2a preventative human vaccine trial and plans for its upcoming therapeutic human vaccine trials.
•	In August 2009, GeoVax received the award notice for the third year of the Integrated Preclinical/Clinical AIDS Vaccine Development (IPCAVD) grant initially awarded to the Company in 2007 by the NIH. The project period for the grant, which is renewable annually, covers a five year period which commenced October 2007, with an expected annual award of generally between $3 — $4 million per year (approximately $18.3 million in the aggregate). This award is for the period September 1, 2009 through August 31, 2010 in the amount of $4.7 million. GeoVax is utilizing this funding to further its HIV/AIDS vaccine development, optimization and production.
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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues:
Grant Revenue	$1,808	$1,322	$3,272	$2,298

Operating expenses:
Research and development	1,470	1,362	3,530	2,725
General and administrative	574	699	2,204	2,322

	2,044	2,061	5,734	5,047

Other income:
Interest income	5	17	22	60

	5	17	22	60

Net loss	$(231)	$(722)	$(2,441)	$(2,689)

Loss per common share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

GEOVAX LABS, INC.
Condensed Consolidated Balance Sheet Information
(amounts in thousands)
(unaudited)

	Sep. 30,	Dec. 31,
	2009	2008

Assets:
Cash and cash equivalents	$3,417	$2,191
Other current assets	597	611

Total current assets	4,014	2,802
Property, net	164	139
Other assets	97	115

Total assets	$4,275	$3,056

Liabilities and stockholders’ equity
Current liabilities	$349	$346
Stockholders’ equity	3,926	2,710

Total liabilities and stockholders’ equity	$4,275	$3,056

Shares Outstanding	778,487	747,449
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HIV/AIDS Background
HIV affects the entire globe and comes in a variety of subtypes. Clade B is the predominant subtype in North America where there are roughly 60,000 new infections each year. Globally, there are about 2.5 million AIDS infections per year, most primarily involving subtypes AG, B, and C. In 2007, UNAIDS reported 1.3 million people living with AIDS in North America and 33.2 million people living with AIDS worldwide. Presently, there is little to prevent HIV transmission other than education, circumcision, and condoms. It is obvious from the spread of the disease that these methods are not adequate. Existing treatments for individuals infected with HIV include anti-retroviral therapies that are effective but have serious medical side effects and are very expensive (upwards of $1,500/month). This cost is borne primarily by the individual and sometimes by third party insurance, local healthcare, federal or world health organizations. Development and distribution of an effective HIV/AIDS vaccine holds great promise. The GeoVax Vaccine would cost a fraction of the cost of current treatments and, to date, has not elicited serious adverse side effects in several human trials. A population vaccinated with an effective HIV-1 vaccine would be expected to significantly decrease the prevalence of AIDS over time.
About GeoVax Labs, Inc.
GeoVax Labs, Inc. is a biotechnology company, established to develop, manufacture, license and commercialize human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents. GeoVax’s AIDS vaccine technology is the subject of 20 issued or filed patent applications. GeoVax AIDS vaccines are designed for use in uninfected people to prevent Acquired Immunodeficiency Disease (AIDS), caused by the virus known as HIV-1, should the person become infected. GeoVax AIDS vaccines also may be effective as a therapeutic treatment (for people already infected with the HIV-1 virus).
GeoVax’s core AIDS vaccine technologies were developed by Dr. Harriet Robinson, Chief Scientific Officer, through a collaboration of colleagues at Emory University’s Vaccine Center, the National Institutes of Health (NIH), The Centers for Disease Control and Prevention (CDC) and GeoVax.
GeoVax’s AIDS vaccines have moved forward in human clinical trials conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, funded through a cooperative agreement with the National Institutes of Health (NIH), is the largest worldwide clinical trials program dedicated to the development and testing of AIDS vaccines. Preclinical work enabling evaluation of GeoVax DNA and MVA vaccines was funded and supported by NIAID, which provided additional support to GeoVax AIDS vaccine development program with an $18 million IPCAVD grant awarded in late 2007.
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Safe Harbor Statement
All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions on the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether: GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward-looking statements involving certain risks and uncertainties including, without limitation, risks detailed in the Company’s Securities and Exchange Commission filings and reports.
More information is available on the Company’s website at www.geovax.com.
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